                                                                                                                     EXHIBIT 11.2

                                                        RJR NABISCO HOLDINGS CORP.
                                                      COMPUTATION OF EARNINGS PER SHARE

                                             (Dollars in Millions Except Per Share Amounts)

                                                                            Nine Months                      Nine Months
                                                                               Ended                            Ended
                                                                           September 30, 1994               September 30, 1993
                                                                        -------------------------        -------------------------
                                                                                         Fully                            Fully
                                                                         Primary       Diluted(A)         Primary       Diluted(A)
                                                                        ---------     -----------        ---------     -----------
Average number of common and common equivalent shares
     outstanding during the period (in thousands):
     Common Stock and Series A Depositary Shares issued and
          outstanding at beginning  of period.....................      1,348,011      1,348,011          1,344,649     1,344,649


     Average number of shares of Common Stock and Series C
          Depositary Shares issued during the period (including
          shares of common stock issued during the period through
          the exercise of options and/or conversion of redeemable
          convertible preferred stock)............................        144,836        144,836              3,180         3,180
     Average number of shares related to value of restricted stock
          earned during the period................................            406            406                876           876
     Average number of stock options outstanding during
          the period and shares issuable under performance
          shares granted..........................................         12,584         14,206              4,933         4,933
     Shares issuable upon conversion of redeemable convertible
          preferred stock.........................................              -              -                  -        11,202
     Shares issuable upon conversion of ESOP convertible preferred
          stock...................................................              -         15,504                  -        15,619
     Shares issuable upon conversion of senior converting
          debentures..............................................              -              -                  -         7,397
                                                                      ------------  -------------     --------------  ------------
     Average number of common and common equivalent shares
          outstanding  during the period..........................      1,505,837      1,522,963          1,353,638     1,387,856
                                                                      ============  =============     ==============  ============
Income (loss) applicable to common stock:
     Income before extraordinary item.............................    $       602   $        602      $         426   $       426
     Interest on senior converting debentures (net  of income
          taxes)..................................................              -              -                  -            17
     Preferred stock dividends....................................            (98)           (87)               (33)          (14)
     Income tax benefit on ESOP preferred stock dividends.........              -             (1)                 -            (1)
                                                                      ------------  -------------     --------------  ------------
     Income before extraordinary item applicable to common stock..            504            514                393           428
     Extraordinary item...........................................           (145)          (145)              (110)         (110)
                                                                      ------------  -------------     --------------  ------------
     Net income applicable to common  stock.......................    $       359   $        369      $         283   $       318
                                                                      ============  =============     ==============  ============

Income (loss) per common and common equivalent share:
     Income before extraordinary item.............................    $       .33   $        .34      $         .29   $       .31
     Extraordinary item...........................................           (.10)          (.10)              (.08)         (.08)
                                                                      ------------  -------------     --------------  ------------
     Net income...................................................    $       .23   $        .24      $         .21   $       .23
                                                                      ============  =============     ==============  ============


(A) For purposes of  this Exhibit, the calculations of  fully diluted earnings per share  include common stock equivalents  and other potentially dilutive securities that produce an anti-dilutive result.